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                                                                    EXHIBIT 12.1

Bio-Rad Laboratories, Inc.
Ratios of Earnings to Fixed Charges

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
                                                                                                              Three Months
                                                                 Year Ended December 31,                     Ended March 31,
                                                 -----------------------------------------------------       ---------------
                                                 1995         1996        1997        1998        1999       1999       2000
                                                 ----         ----        ----        ----        ----       ----       ----
Income before income taxes                       33.5         36.5        22.8        34.2        16.4       15.1        4.3

Add:
         Interest expense                         4.5          3.0         1.2         3.7        12.8        0.9        8.8
         Interest component of rental expense     3.7          3.8         3.8         4.2         4.5        1.1        0.9
                                                 ----         ----        ----        ----        ----       ----       ----
Earnings available for fixed charges             41.7         43.3        27.8        42.1        33.7       17.1       14.0

Fixed Charges:
         Interest expense                         4.5          3.0         1.2         3.7        12.8        0.9        8.8
         Interest component of rental expense     3.7          3.8         3.8         4.2         4.5        1.1        0.9
                                                 ----         ----        ----        ----        ----       ----       ----
Total fixed charges                               8.2          6.8         5.0         7.9        17.3        2.0        9.7

Ratio of earnings to fixed charges                5.1x         6.4x        5.6x        5.3x        1.9x       8.6x       1.4x
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